Exhibit 10.18


CONFIDENTIAL


Mr. Robert H. Rosseau
Deluxe Electronic Payment Systems, Inc.
400 West Deluxe Parkway
Milwaukee, WI  53212

Dear Bob:

In recognition that Deluxe Electronic Payment Systems, Inc. ("DEPS") has decided to divest or restructure certain portions of its business and desires to maximize shareholder value in so doing and values your expertise and contributions to the business and to such divestiture and restructuring efforts in your current position as Chief Executive Officer of DEPS, we agree with you as follows:

I. RETENTION INCENTIVE: If you remain with DEPS in accordance with the provisions of this agreement through March 31, 1998 (the "Retention Date"), in addition to your base salary ("Salary") and all benefits, you will receive a lump sum payment equal to eighteen (18) months Salary (the "Retention Incentive Payment"). The Retention Incentive Payment will be made on or before April 15, 1998. In the event that we so request by providing you sixty (60) days notice prior to the Retention Date, you agree to remain with DEPS in accordance with the provisions of this agreement subsequent to the Retention Date for an additional period of up to three (3) months as specified by us, in which event, the Retention Date shall be extended for the period of time you are requested by us to remain after the initial Retention Date, and you shall be entitled to receive, in addition to your Salary and all benefits through the extended Retention Date, an increment to your Retention Incentive Payment, payable within fifteen (15) days after the extended Retention date, equal to twice your aggregate Salary for the full three (3) month period, provided you remain in your position for the period of time specified by us.

II. SEVERANCE: In addition, upon your separation from service to DEPS and its affiliates at any time for reasons other than (a) Cause (as hereinafter defined) or (b) your voluntary resignation, upon signing a severance agreement and release in form and substance reasonably satisfactory to you, DEPS and Deluxe, you will receive certain benefits and be subject to certain obligations (which shall not include any non-compete obligation) as the agreement and release describe. The benefits will consist of full "COBRA" benefits, upon payment by you of appropriate premiums therefor, plus a lump sum payment of $900,000.


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For the purposes hereof, "Cause" shall mean:

         (i) You have breached your obligations of confidentiality to Deluxe, DEPS or any of their affiliates; (ii) You have failed to perform reasonable employment duties assigned to you from time to time by Deluxe's chief executive officer (or person having equivalent responsibilities) ("Deluxe's CEO"), which duties will be commensurate with your title and consistent in nature with your past responsibilities;
         (iii)You commit an act, or omit to take action, in bad faith which results in material detriment to Deluxe, DEPS or any of their affiliates;
         (iv) You have had excessive absences unrelated to illness or vacation ("excessive" shall be defined in accordance with local employment customs);
         (v) You have committed fraud, misappropriation, embezzlement or other acts of dishonesty in connection with Deluxe, DEPS or any of their affiliates or their businesses;
         (vi) You have been convicted or have pleaded guilty or nolo contendere to criminal misconduct constituting a felony or a gross misdemeanor, which gross misdemeanor involves a breach of ethics, moral turpitude, or immoral or other conduct reflecting adversely upon the reputation or interest of Deluxe, DEPS or their affiliates;
        (vii) Your use of narcotics, liquor or illicit drugs has had a detrimental effect on performance of employment responsibilities;
       (viii) You are in material default under any other agreement between you and Deluxe, DEPS or any of their affiliates beyond all applicable notice, grace and cure periods;
         (ix) You fail to exhibit professionalism in support of the goals of Deluxe and DEPS and their affiliates, including supporting the restructuring, sale and/or divestiture of certain portions of DEPS, among your fellow employees, your customers and your acquaintances; or
         (x) You fail to perform your obligations under this agreement and to keep the terms of this agreement confidential.

         DEPS acknowledges that any material change in your employer relationship, salary, reporting relationship, duties or title shall constitute constructive termination without Cause. It is understood and agreed, however, that your activities may not be limited to the business of DEPS and that you may from time to time be reasonably requested to undertake projects at a corporate level and that nothing herein is intended to prevent DEPS from taking reasonable steps to insure an orderly transition to a new management team.

III. SUCCESS INCENTIVE: In addition, if you are an active employee of DEPS or any of its affiliates when the [***] and the business and assets of Deluxe Data International Limited ("DDIL") relating to DDIL's proprietary software product known as "SP Architect" are placed under binding agreement to be sold or otherwise divested ("Incentive Payment Date"), you will receive a lump sum payment of $500,000, it being understood and agreed that the terms

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         and conditions of each such sale or divestiture shall be acceptable to
         DEPS and Deluxe in their sole discretion. Payment under this Section III will be made thirty (30) days after the Incentive Payment Date.

IV. DIRECT REPORT AND TRANSITION: From the date of this agreement through your Retention Date, you shall continue to report directly to Deluxe's CEO on a practical level, however, such reporting relationship may be reflected differently for Deluxe's reasonable corporate organizational purposes. During the period of your employment, you agree to perform all reasonable employment duties assigned to you from time to time by Deluxe's CEO; lead the effort to sell the [***] and SP Architect businesses; and assist actively and to the best of your abilities in the transition of the management of DEPS to a new management team.

V. CONFIDENTIALITY: During the term of this agreement and for a period of three (3) years thereafter, you shall retain in confidence all proprietary and confidential information concerning DEPS, Deluxe and their affiliates, including, without limitation, customer lists, cost and pricing information, employee data, trade secrets and software and, not withstanding the exceptions contained in the next sentence, shall return all copies and extracts thereof (however and on whatever medium recorded) to DEPS, or as otherwise requested by Deluxe, without keeping any copies thereof. The foregoing obligation with respect to the protection of confidential information shall not apply to (a) any information which was known to you prior to disclosure to you by Deluxe, DEPS or any of their affiliates; (b) any information which was in the public domain prior to its disclosure to you; (c) any information which comes into the public domain through no fault of yours; (d) any information which you are required to disclose by a court or similar authority or under subpoena, provided that you provide DEPS with notice thereof and assist, at DEPS' sole expense, any reasonable Deluxe or DEPS endeavor by appropriate means to obtain a protective order limiting the disclosure of such information; and (e) any information which is disclosed to you by a third party which has a legal right to make such disclosure.

VI. DEATH OR DISABILITY: Your death or disability prior to your Retention Date shall not bar any payment (a) under Section II of this agreement or (b) of the Salary earned by you under Section I prior to your death or disability. In addition, upon your death or disability during your employment by DEPS or its affiliates, you (or your estate) shall be entitled to receive the ratable portion of your Retention Incentive Payment attributable to the period (x) commencing on July 1, 1997 through the date of your death or disability (based on the period of July 1, 1997 through March 31, 1998) if you die or become disabled prior to March 31, 1998 or (y) of April 1, 1998 through the date of your death or disability, if you die or become disabled after March 31,1998 and before such extended Retention Date,


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         payable  at the time provided in Section I. In the event of your death or disability prior to the Incentive Payment Date, DEPS will have no obligation to make the payment to you under Section III above.

VII. CONDITIONS: The obligations of Deluxe and/or DEPS to you, including any obligation to make the payments under this agreement, are conditional upon the absence at all times of grounds for your dismissal for Cause.

VIII. PRIOR AGREEMENTS: This agreement is intended to contain all of the terms and conditions relative to the subject matter hereof, and there are no other terms, conditions, agreements or understandings relative thereto not set forth herein. This agreement supersedes in its entirety the offer of employment from Deluxe to you dated August 5, 1996 which, as of the date hereof, is of no further force or effect. In connection therewith, you acknowledge that upon the termination of your employment for any reason, your options and rights in restricted shares and any other stock-based compensation will terminate. Further, you acknowledge and agree that you will not be eligible to receive an annual incentive bonus for 1997 or thereafter participate in any similar program or plan.

IX. MISCELLANEOUS: This agreement will be binding upon DEPS, its successors and assigns and shall inure to the benefit of you, your heirs, executors and permitted assigns. You acknowledge and agree that your employment by DEPS may be transferred by DEPS from time to time to one or more of Deluxe's affiliates, provided that Deluxe guarantees any and all obligations to you hereunder and that your benefits are not reduced in any material way (or that alternate payments or benefits having the economic equivalency are substituted therefor). Where you agree in this agreement to observe or perform certain covenants or obligations with respect to Deluxe or any of its other affiliates, you agree that each of Deluxe and such affiliate shall be a third party beneficiary thereof. This agreement shall be governed by the substantive laws of the State of Minnesota.

X. ASSIGNMENT: DEPS' payment obligations hereunder may be assigned at any time and from time to time to any other Deluxe affiliate provided that Deluxe guarantees any and all obligations to you hereunder and that your benefits are not reduced in any material way (or that alternate payments or benefits having the economic equivalency are substituted therefor). Without DEPS' prior written consent, you may not assign this agreement or any of your obligations hereunder and any attempted assignment without such consent shall be null and void.



We need and appreciate the leadership you can provide in this transition period. Thank you for your understanding and professionalism as we move forward.

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DELUXE ELECTRONIC                           EMPLOYEE
PAYMENT SYSTEMS, INC.


By: /s/ J. A. Blanchard III                 /s/ Robert H. Rosseau
         J. A. Blanchard III                Robert H. Rosseau
         Chairman


DELUXE CORPORATION
(as guarantor as required under
Sections IX and X only)


By: /s/ J. A. Blanchard III
         J. A. Blanchard III

Dated as of 29 Oct.        , 1997


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                     STOCK OPTION AND RESTRICTED SHARE AWARD
                               AGREEMENT AMENDMENT

         AMENDMENT, dated as of October 29 , 1997, to (i) a Non-qualified Stock Option Agreement, dated August 20, 1996 (the "First Option Agreement"), (ii) a Non-qualified Stock Option Agreement, dated January 31, 1997 (the "Second Option Agreement), and (iii) an Agreement as to Award of Restricted Common Stock, dated August 20, 1996 (the "Restricted Stock Agreement"), each by and between Deluxe Corporation and Robert H. Rosseau.

         1. The paragraph of the First Option Agreement entitled "Duration & Exercisability" is hereby revised to read in full as follows:

                   You may not exercise any portion of this Option prior to one year from the date of grant, and your right to exercise will terminate ten years after the date of grant. You may exercise this Option in cumulative installments of 50 percent following the first and second anniversaries of the grant date. If you cease to be employed by Deluxe or its affiliates for any reason, the entire unexercised portion of this Option will be canceled as of the date of such cessation.

         2. The clause entitled "Retirement, Disability, Death or Termination" in the First Option Agreement is hereby deleted.

         3. The definitions of "Cause" and "Approved Retirement" appearing on the back of the First Option Agreement (and the associated receipt) are hereby deleted.

         4. The last two sentences of the paragraph entitled "Duration & Exercisability" in the Second Option Agreement are hereby deleted.

         5. The paragraph entitled "Retirement, Disability, Death or Termination" in the Second Option Agreement is hereby revised to read in full as follows:

                    TERMINATION
                   If you cease to be employed by Deluxe or its affiliates for any reason, the entire unexercised portion of this Option will be canceled as of the date of such cessation.

         6. The definition of "Approved Retirement" appearing on the back of the Second Option Agreement (and the associated receipt) is hereby deleted.

         7. The words "Except as provided on the reverse side of this Agreement," in the paragraph of the Restricted Stock Agreement entitled "Restrictions" are hereby deleted.

         8. The Section entitled "1. Earlier Lapse of Restrictions" appearing on the back of the Restricted Stock Agreement is hereby deleted.

         9. This Amendment shall become effective as of the date above written upon approval by the Compensation Committee of Deluxe Corporation.

         IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date set forth above.
                                                  /s/ Robert H. Rosseau
                                                  Robert H. Rosseau

                                                  DELUXE CORPORATION

                                                  By: /s/ J. A. Blanchard III
                                                      Its: Chairman + CEO


*** Denotes confidential information that has been omitted from this Exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934.